Exhibit 99.1

RF Monolithics Again Reports Annual Net Income, Despite Q4 Loss

Second Consecutive Year of Profitability on Slightly Lower Sales in Fiscal 2011

DALLAS--(BUSINESS WIRE)--October 25, 2011--RF Monolithics, Inc. (NASDAQ: RFMI) (“RFM” or the “Company”) today reported net income of $228,000 or $0.02 per share for the fiscal year 2011 ended August 31, 2011, compared to net income of $312,000 or $0.03 per share for fiscal year 2010. The Company also reported a net loss of $81,000 or $0.01 per share for the fourth quarter, compared to net income of $21,000 or $0.00 per share for the comparable quarter of the prior year.

Sales for fiscal year 2011 were $32.5 million, a 3% decrease compared to sales for fiscal year 2010 of $33.6 million. Sales for the fourth quarter were $8.1 million, representing a 6% decrease from $8.6 million for the fourth quarter of fiscal year 2010 and a 2% decrease from $8.3 million in sales for the third quarter of fiscal year 2011.

RFM President and CEO Farlin A. Halsey said, “We reported net income for the second consecutive year, which confirms our business model can be profitable at a relatively low level of sales. Achieving our sales goals in future periods should increase profits considerably. Lower fourth quarter sales resulted from a combination of the effects of the stagnant economy and our continued challenging, but improving, supply chain production issues. Notwithstanding these two conditions, we would have had a breakeven quarter instead of a modest loss had we not increased our reserve for doubtful receivables because of a single customer. Receivables collection exposure is unusual for us and we do not see any general collection issues with our customer base.”

“Many of our markets have been adversely affected by the soft economy, including medical and industrial markets, where buying decisions are being delayed as the economic outlook remains uncertain. We have seen delays in customers progressing to their production phase for several of our design wins.”

“We outsource most of our production, which includes complex products and processes and from time to time our supply chain partners experience production issues. In our most recent quarter, we continued to experience delays in shipments for short-range radio products in our Wireless Solutions segment, which negatively affected our sales. While shipments for short-range radio products have returned to normal levels, we were unable to make up the shortfall in shipments from the previous quarter. Had we been able to ship all available backlog, sales would have neared levels of the previous year. We added new personnel with specific expertise in fabrication and assembly manufacturing and will continue to deploy various resources to improve our supply chain and support our offshore manufacturers, as required. As part of our continuous improvement process we are looking at all aspects of our supply chain for improved performance, lower costs and additional capacity in fiscal year 2012.”

“RFM’s growth strategy is focused on our Wireless Solutions segment, which generally has better gross margins due to our technology-based competitive advantage in many applications. After announcing the launch of three new product lines last quarter, we announced the addition of the DNT24 module to our DNT series of products reflecting our continued focus on the M2M business. We are seeing increased levels of interest in medical and industrial applications for our recently introduced Wi-Fi and Wi-Fi + Bluetooth® combination modules. We believe we have substantially improved our distribution channel with the addition of Future Electronics and an enhanced relationship with Avnet, Inc. These distributors represent two of the top three global distributors for companies like RFM.”

“Earlier today we announced that we were named to Connected World magazine’s 2012 CW 100 as one of the 100 most innovative providers of M2M technology. With our existing breadth of products and planned new products, we are well positioned to take advantage of the growing M2M market opportunities, and we remain optimistic about RFM’s prospects for future growth,” Halsey said.

“Recent sales channel activity confirms our belief that we have numerous opportunities that could drive top line growth and deliver increased profitability. In fiscal year 2011, the number and dollar value of sales opportunities more than doubled. We are encouraged by our broad product offering along with the size and quality of our sales opportunities. We believe that our breadth of products, market visibility, and improving supply chain performance position us to grow sales in the next fiscal year, despite the continued soft economic conditions we face.”

Highlights and Additional Details:

  Sales:
    Total sales for fiscal 2011 were 3% less than sales for fiscal 2010, as sales for the Wireless Component and Wireless Solutions segments decreased 2% and 5%, respectively. Sales to the automotive market decreased 6%, as customer production schedules in this market were lower.
    Fourth quarter sales were 6% lower year over year, mostly due to a 10% decrease for the Wireless Components segment and the ongoing impact of mature products losing market share. Sales for the Wireless Solutions segment were nearly unchanged from the prior year, as a 15% decrease in sales to industrial markets (primarily for modules) was offset by a 98% increase in sales to the medical market, which recovered from very low levels in fiscal 2010.
  Full year gross margins of 33.9% represented an increase of 40 basis points from the prior year due to reduced overhead costs. Overhead cost of sales decreased approximately $250,000 in fiscal 2011, largely the result of the reduced need for reserves on slow moving inventory. Fiscal 2011 gross profit decreased approximately $300,000 on lower sales, moderated by a higher gross margin.
  Fourth quarter fiscal 2011 gross profit of $2.5 million was down $200,000 from the prior quarter and $300,000 from last year’s fourth quarter. These decreases were both the result of decreased sales and lower margins on products sold. Fourth quarter gross margin of 31.3% was down 160 basis points from the prior quarter and 180 basis points from the prior year’s fourth quarter. The lower margins were due to changes in product mix within our segments.

  Accounts receivable at $5.5 million were down $233,000 from the previous quarter. We continue to maintain sales outstanding in the mid-50 day range. Our bad debt expense was increased by $80,000 in the fourth quarter to cover a potentially uncollectible receivable from one customer.
  General and Administrative expenses increased in our fourth quarter primarily due to the increase in bad debt reserves mentioned above, but overall operating expenses, totaling $2.5 million, were down $71,000 from the third quarter of fiscal 2011 and $191,000 from the fourth quarter of last year. Operating expenses for the year increased by 2%, primarily as a result of increased costs of health benefits and salary restoration.
  We generated quarterly positive adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) of $216,000 for the quarter and $1.6 million for fiscal year 2011, versus $413,000 and $2.2 million respectively for the comparable prior year’s quarter and fiscal 2010.
  Operating cash flow for fiscal 2011 was $498,000 and was $810,000 for the fourth quarter.
  Accounts payable increased $583,000 from the previous quarter. This was primarily due to the timing effect of the year ending on the day before our scheduled payment cycle. We expect accounts payable to return to normal levels in future periods.
  Our total bank debt decreased $615,000 from our previous quarter to $2.5 million. At August 31, 2011, we had $3.3 million available but unused on our revolving credit bank line.
  We received a deficiency letter from NASDAQ regarding RFM’s failure to meet the minimum $1.00 closing bid price requirement. By NASDAQ rule, the Company is provided 180 calendar days, or until April 18, 2012, to regain compliance with the bid price requirement. The deficiency letter has no present effect on the listing of the Company's common stock, which continues to trade on the NASDAQ Capital Market under the symbol "RFMI." The Company is assessing alternatives to resolve the deficiency should its closing share bid price remain below $1.00 in the near term.

Segment mix for current and comparative ($ millions):

Segment Sales	Q4 FY11	Q3 FY11	Q4 FY10	FY11	FY10
Wireless Solutions	$4.0	$4.0	$4.0	$15.7	$16.5
Wireless Components	$4.1	$4.3	$4.6	$16.8	$17.1
Total Sales	$8.1	$8.3	$8.6	$32.5	$33.6

Market diversification for current and comparative sales:

Market *	Q4 FY11	Q3 FY11	Q4 FY10	FY11	FY10
Automotive	37%	32%	31%	33%	34%
Consumer	8%	10%	14%	9%	11%
Industrial	36%	35%	39%	35%	33%
Medical	12%	17%	6%	14%	13%
Other **	7%	6%	10%	9%	9%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment. Market classification is estimated based upon point-of-sales information provided to the Company by its distributors.

**Other includes telecom, government and those sales through distribution which are not considered material for tracking by market application by the Company’s distributors.

Geographic diversification for current and comparative sales:

	Q4 FY11	Q3 FY11	Q4 FY10	FY11	FY10
North America	44%	34%	36%	37%	39%
Europe	16%	22%	17%	21%	15%
Asia and the rest of the world	40%	44%	47%	42%	46%

Non-GAAP Financial Measures (adjusted EBITDA)

As a supplemental disclosure, we report adjusted earnings before interest, taxes, depreciation and amortization (including stock compensation) or adjusted EBITDA. While this is a non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expenses are paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that adjusted EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use adjusted EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income in accordance with GAAP. Reconciliations of reported net income to adjusted EBITDA are included below.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in customer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability of materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2010. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call addressing fiscal year and fourth quarter results as well as sales activity and opportunities. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-877-390-5532, today at 5:00 p.m. ET. Ask to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-800-585-8367 (pass code 19905257). This replay will be available through November 1, 2011.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com and click on Investor Relations page. Please log in at least 10 minutes prior to the call to ensure web browser compatibility.

RF MONOLITHICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months		Fiscal Year
	Ended August 31,		Ended August 31,
	2011	2010	2011	2010
				(a)
SALES	$8,087	$8,559	$32,475	$33,620
COST OF SALES	5,558	5,729	21,478	22,350
GROSS PROFIT	2,529	2,830	10,997	11,270

OPERATING EXPENSES:
Research and development	792	906	3,276	3,241
Sales and marketing	1,130	1,340	4,789	4,820
General and administrative	623	490	2,480	2,289
Total	2,545	2,736	10,545	10,350

INCOME (LOSS) FROM OPERATIONS	(16)	94	452	920

OTHER INCOME (EXPENSE):
Interest expense	(55)	(90)	(253)	(558)
Other	(6)	4	45	(48)
Total	(61)	(86)	(208)	(606)
INCOME (LOSS) BEFORE INCOME TAXES	(77)	8	244	314
Income tax expense (benefit)	4	(13)	16	2
NET INCOME (LOSS)	$(81)	$21	$228	$312

EARNINGS (LOSS) PER SHARE :
Basic	$(0.01)	$0.00	$0.02	$0.03

Diluted	$(0.01)	$0.00	$0.02	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	10,936	10,367	10,846	10,172
Diluted	10,936	10,694	11,323	10,465

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands, except par value)
	August 31,	August 31,
	2011	2010 (a)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$700	$631
Trade receivables – net	5,526	5,269
Inventories – net	5,594	5,011
Prepaid expenses and other	326	322
Total current assets	12,146	11,233

PROPERTY AND EQUIPMENT – Net	1,138	1,671
GOODWILL	556	556
INTANGIBLES – Net	369	369
OTHER ASSETS – Net	205	381
TOTAL	$14,414	$14,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long term debt – bank	$60	$60
Capital lease obligations - current portion	16	20
Accounts payable – trade	2,852	2,508
Accrued expenses and other current liabilities	1,043	1,386
Total current liabilities	3,971	3,974

LONG-TERM DEBT - Less current portion:
Long term debt – bank	2,400	2,860
Capital lease obligations	19	35
Total long-term debt	2,419	2,895

DEFERRED TAX LIABILITIES – Net	125	125
Total liabilities	6,515	6,994

STOCKHOLDERS’ EQUITY:
Common stock: $.001 par value, 20,000 shares authorized; 10,939
and 10,726 shares issued in 2011 and 2010, respectively	11	11
Additional paid-in capital	51,963	51,649
Common stock warrants	-	86
Treasury stock, 0 and 36 common shares at cost	-	(227)
Accumulated deficit	(44,075)	(44,303)
Total stockholders’ equity	7,899	7,216
TOTAL	$14,414	$14,210

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.
Adjusted EBITDA - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION - UNAUDITED
(In Thousands)
	Three Months		Fiscal Year
	Ended August 31,		Ended August 31,
	2011	2010	2011	2010

Net income (loss)	$ (81)	$ 21	$ 228	$ 312

Add back:
Interest expense	55	90	253	558

Taxes	4	(13)	16	2

Depreciation	125	173	595	737

Amortization:
Patents	42	53	183	223
Stock compensation	71	89	336	415
Total amortization	113	142	519	638

Adjusted EBITDA	$ 216	$ 413	$1,611	$ 2,247

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com